Exhibit 8.2

Nightstar Therapeutics plc

10 Midford Place

2nd Floor

London

W1T 5BJ

United Kingdom

25 September 2018

Dear Sir/Madam,

Nightstar Therapeutics plc — Form F-1 Registration Statement

1.	Background

1.1	Our role

We act as English Law (as defined in paragraph 5.1(a)) legal advisers to Nightstar Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company” or “you”) in connection with the offering and issue by the Company (the “Offering”) of up to 4,600,000 new ordinary shares (including 600,000 new ordinary shares issuable upon exercise of the underwriters’ option granted by the Company) each of nominal value one penny per share of the Company (the “New Ordinary Shares”), each represented by one American Depositary Share of the Company (the “ADSs” and, together with the New Ordinary Shares, the “Securities”), all pursuant to the underwriting agreement to be made between the underwriters and the Company (the “Underwriting Agreement”).

1.2	English Law opinion

We have been asked to provide you with this English Law opinion (this “Opinion”) in connection with a registration statement (as amended, the “Registration Statement”) on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”).

1.3	Interpretation

In this Opinion, headings are for ease of reference only and shall not affect the interpretation of this Opinion and all references to paragraphs and schedules are to paragraphs and schedules of this Opinion unless the context provides otherwise.

This Opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Osborne Clarke LLP

One London Wall, London, EC2Y 5EB or DX 466 London Chancery Lane WC2 T +44 207 105 7000 F +44 207 105 7005

Osborne Clarke LLP is a limited liability partnership registered in England and Wales with registered number OC397443 whose registered office is at One London Wall, London EC2Y 5EB. It is authorised and regulated in the UK by the Solicitors Regulation Authority (SRA) and is registered as a recognised body with SRA number 619990.

The term ‘partner’ refers to a member of Osborne Clarke LLP. A list of members of Osborne Clarke LLP and their professional qualifications is available for inspection at the registered office. Any advice given by any individual member, employee, or consultant is the responsibility of Osborne Clarke LLP and not the individual.

Osborne Clarke LLP is part of an international legal practice.

2.	Examinations and enquiries

For the purposes of giving this Opinion, we have only examined the text in the Registration Statement under the heading “U.K. Taxation”. We have not conducted any independent research or investigation into, nor examined any other contracts, instruments or other documents entered into by or affecting the Company nor any other corporate records of the Company. We have made no further enquiries concerning the Company or the Offering or any other matter in connection with the giving of this Opinion (including not making any searches or enquiries of any other public register or records to obtain information or to verify any information given to us).

3.	Assumptions

3.1	General statement regarding assumptions

The opinion set out in paragraph 4 is given on the basis of the assumptions set out in the remainder of this paragraph 3.

3.2	Signatures and documents

(a)

That all documents submitted to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies (or any other means) are complete and conform to the original document.

(b)	That all documents referred to in paragraph 3.2(a) are authentic and complete copies of all such original documents.

(c)	That where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen.

(d)	That all representations and statements as to factual matters expressed in the documents referred to in paragraph 3.2(a) are true and accurate.

(e)	That all signatures, seals and stamps on such documents referred to in paragraph 3.2(a) are genuine.

(f)	That the Registration Statement has been or will have been filed with the SEC in the form referred to in this Opinion.

4.	Opinion

4.1	General statement regarding opinions

(a)

The opinion set out in the remainder of this paragraph 4 is given on the basis of the examination and enquiries referred to in paragraph 2 and the assumptions made in paragraph 3 and subject to the qualifications set out in paragraph 5.

(b)

This Opinion is strictly limited to the matters expressly stated in the remainder of this paragraph 4 and subject to the provisions of paragraph 6 and is not to be construed as extending by implication to any other matter.

4.2	Opinion

Based on the foregoing and subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that the statements in the Registration Statement under the heading “U.K. Taxation” insofar as such statements purport to summarise matters of United Kingdom tax laws, fairly present in all material respects such United Kingdom tax laws.

5.	Qualifications

5.1	English Law as at today’s date

This Opinion is:

(a)

based upon and limited to the laws of England and Wales as applied by the English courts (“English Law”) and the generally published practice of Her Majesty’s Revenue and Customs in each case in force at the date of this Opinion and we do not undertake any obligation to take account of any change in law, practice or circumstances after the date of this Opinion;

(b)

given on the basis that this Opinion and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English Law; and

(c)	given on the basis that we express no opinion on matters of fact.

6.	Reliance and consent

6.1

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

6.2	This Opinion is delivered to the Company solely in connection with the Registration Statement.

6.3	No term of this Opinion is enforceable pursuant to the U.K. Contracts (Rights of Third Parties) Act 1999 by any person.

7.	Governing law

This Opinion shall be governed by and construed in accordance with the English Law.

Yours faithfully

/s/ Osborne Clarke LLP
Osborne Clarke LLP

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